Banc of America Securities was the affiliated member of the underwriting syndicate in all these issues.

Fund Series	                       Fund

Columbia Funds Series Trust 1	COLUMBIA BALANCED FUND
Columbia Funds Series Trust 1	COLUMBIA BALANCED FUND

Fund Series	             Security

COLUMBIA BALANCED FUND	Lockheed Martin
COLUMBIA BALANCED FUND	Lehman Brothers Hldgs Inc

Fund Series	         Trade Date	Quantity	Price

COLUMBIA BALANCED FUND	8/31/2006	"225,000"	99.9180
COLUMBIA BALANCED FUND	7/13/2006	"300,000"	99.7090

Fund Series	          Amount 	 Broker Bought From

COLUMBIA BALANCED FUND	"224,816"	UBS
COLUMBIA BALANCED FUND	"299,127"	Lehman Brothers